Exhibit 23.5

CONSENT OF QUALIFIED THIRD-PARTY FIRM

SAMUEL ENGINEERING INC.

February 4, 2026

Re: Form S-1 Registration Statement (the “Registration Statement”) to be filed by U.S. Gold Corp. (the “Company”)

Samuel Engineering Inc. consents to:

●	the incorporation by reference and use of the technical report titled “Technical Report Summary CK Gold Project” (the “Technical Report Summary”), with an effective date of February 10, 2025, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”), as an exhibit to and referenced in the Registration Statement being filed by the Company with the SEC, and any amendments, prospectuses or supplements thereto;

●	the use of and reference to our company name in the Registration Statement, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Registration Statement and the Technical Report Summary; and

●	the incorporation by reference of any extracts from, or summary of, the Technical Report Summary in the Registration Statement and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that were prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

We are a qualified person responsible for authoring, and this consent pertains to, Sections 1, 2, 14, 15.3, 15.4, 15.5.1, 18, 19, 21, 22, 23, 24 and 25 of the Technical Report Summary. We certify that we have read the Registration Statement and that the Registration Statement fairly and accurately represents the information in the Technical Report Summary for which we are responsible.

/s/ James L. Sorensen

James L. Sorensen, FAusIMM, QP
On behalf of Samuel Engineering Inc.